Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Marybeth Csaby/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1236 (Marybeth) /212-896-1206 (Rob)
dbronicki@ormat.com	mcsaby@kcsa,com/rfink@kcsa.com
ORMAT BECOMES SOLE OWNER OF THE MAMMOTH COMPLEX IN
MAMMOTH LAKES, CALIFORNIA
Reno, Nevada, August 2, 2010 — Ormat Technologies, Inc. (NYSE: ORA) is pleased to announce that its wholly owned subsidiary, Ormat Nevada Inc., signed today an agreement to acquire Constellation Energy’s 50% stake in the partnership that owns the geothermal power plants at the Mammoth complex for a purchase price of $72.5 million. Following the acquisition, which also closed today, Ormat will become the sole owner of the land, power plants, and associated equipment comprising the Mammoth complex, including the rights to over 10,000 acres of undeveloped federal lands.
The Mammoth complex is located near Mammoth Lakes, California and includes three plants, which were completed in 1985 and 1990 and have a generating capacity of approximately 29 MW.
“The Mammoth complex has many strong assets, including an experienced operating team running the facility and a high quality geothermal reservoir. As the sole owner of the complex, we plan to move quickly to expand the facility with a goal to double generation capacity” said Dita Bronicki, the Chief Executive Officer of Ormat. “Mammoth offers the same development opportunities that we have exploited in our Steamboat complex, and expect to dramatically increase the capacity of the existing plant through modernization of the equipment and the addition of new equipment with very little resource risk”.
Mammoth Pacific, LP, was previously accounted for under the equity method and will be consolidated in our consolidated financial statements following the acquisition. As a result of the acquisition we will record in the third quarter of 2010, a gain equal to the difference between the book value of the investment in Mammoth Pacific, LP and the fair value of such investment at the acquisition date. Based on a preliminary analysis the pre-tax gain will be approximately $40 million. The actual amount of the gain will not be known until we complete the purchase price allocation, including the allocation between the current power plants and the planed expansion of the complex.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley,

Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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